TEXT EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $6.6 Million Order
from the U.S. Government for Multiple Z® Backscatter Vans and Parcel X-ray Systems

Latest Order Demonstrates Increasing Demand for Z Backscatter Technology for Counterterrorism Applications

BILLERICA, Mass. — January 5, 2005 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of a $6.6 million order from the U.S Government for three Z Backscatter Van™ (ZBV) X-ray screening systems and multiple 101Z™ parcel X-ray systems.  The Z Backscatter Vans will be configured for operation in harsh environments and to operate in “Portal Mode,” which allows operators to inspect passing vehicles from a stationary position. The order also includes installation, operator training and a one-year parts warranty.

“AS&E is honored to continue to supply the U.S. Government with our proprietary technology for their evolving counterterrorism applications,” said Anthony Fabiano, President and CEO. “The ZBV’s speed and agility makes it a very attractive tool for these missions.  The U.S. Government has also selected AS&E’s parcel X-ray systems because of their unique and proven ability to detect plastic explosives, plastic weapons and other contraband. Unlike competitive products, AS&E’s parcel inspection systems are equipped with Z® Backscatter technology which provides photo-like images of the contents of the object under examination —allowing the user to clearly and precisely identify threats.”

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects.

AS&E’s 101Z X-ray inspection systems use the most effective X-ray detection technologies — Z Backscatter plus transmission — to provide safe and non-intrusive security solutions.  AS&E parcel and baggage inspection systems are designed to quickly detect even the most elusive threats or contraband in parcels.

About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Laura Berman

American Science and Engineering, Inc.                                                                                       (978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.